EXHIBIT 23.2

INFORMATION CONCERNING CONSENT OF ARTHUR ANDERSEN LLP

We have been unable to obtain, after reasonable efforts, the consent of Arthur Andersen LLP related to the consolidated financial statements of the Company for the year ended April 30, 2001, included in the Company's most recent annual report on Form 10-K for the fiscal year ended April 30, 2003.

Because we have been unable to obtain the above-referenced consent of Arthur Andersen LLP, we are required to disclose any resulting limitations on recovery by investors. Section 11(a) of the Securities Act of 1933 allows, under certain circumstances, a person acquiring a security to assert a claim against, among others, an accountant who has consented to be named as having prepared any report for use in connection with the registration statement if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Because Arthur Andersen LLP has not consented to the incorporation of its report dated July 9, 2001, into in this Form S-8, it will not be liable under Section 11(a) of the Securities Act for any untrue statements or omissions of material fact contained in the financial statements audited by Arthur Andersen LLP.